Exhibit 99.02

Contacts:	Investors	Media
	Kim Watkins	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-6251
	kim_watkins@intuit.com	diane_carlini@intuit.com

Intuit Announces Leadership Succession Plans

Brad Smith to Lead Intuit Through 2018 Then Serve as Executive Chairman; Intuit Executive Sasan Goodarzi Named Next CEO Effective Jan 1, 2019

MOUNTAIN VIEW, Calif. - Aug. 23, 2018 - Intuit Inc. (Nasdaq: INTU) today announced that Brad Smith, current president, chief executive officer and chairman of the board, will step down as CEO at the end of December 2018. Smith will remain with Intuit and become Executive Chairman of Intuit’s Board of Directors. The board has appointed Sasan Goodarzi, currently executive vice president and general manager of Intuit’s Small Business and Self-Employed Group, to succeed him effective Jan. 1, 2019. Goodarzi will also be joining Intuit’s Board of Directors at that time.
In addition, Chief Technology Officer Tayloe Stansbury will step down Jan. 1, 2019. Marianna Tessel, senior vice president and chief product development officer for Intuit’s Small Business and Self-Employed Group, will succeed Stansbury as Intuit’s CTO.
“Brad Smith has been an outstanding leader for Intuit over the last 11 years,” said Suzanne Nora Johnson, lead independent director of Intuit’s Board of Directors. “He has transformed Intuit from a North American desktop software company into a global cloud-driven product and platform company. Under his leadership, Intuit has accelerated growth in customers, revenue and profit while establishing a durable foundation for continued success long into the future.”
Under Smith, the company more than doubled its customer base to approximately 50 million customers, doubled its revenue to nearly $6 billion and more than tripled GAAP earnings per share. Intuit also returned nearly $13 billion through dividends and share repurchases to shareholders, and posted a total shareholder return on the stock of over 600 percent from January 2008 to date, nearly three times the return on the Nasdaq over the same period. Intuit appeared on Fortune’s Best Places to Work list during each of Smith’s 11 years as CEO.
“I’m extremely proud of what we’ve accomplished as a team,” Smith said. “We’ve transformed the company, delivered years of consistent growth and built a strong, enduring culture of innovation and self-disruption. We’ve also continued our long history of leadership development and built a deep bench of leaders who will make up the next generation of Intuit management. That includes a CEO successor in Sasan Goodarzi who is ready to take the reins of Intuit. With all this in place, the time is right for me to step down as CEO and continue serving the company in my role as Executive Chairman of the Intuit Board of Directors.”

Goodarzi to Take Reins January 1, 2019
Goodarzi, 50, will continue in his current role leading Intuit’s Small Business and Self-Employed Group until the end of the year as both he and Smith work closely to successfully complete the transition.
“Brad has been a strong driver of our succession planning efforts at Intuit,” said Johnson. “And through that process Sasan clearly emerged as the right leader to be Intuit’s next CEO.”
“Having led each of our largest businesses and served as our chief information officer during his 13 years with the company, Sasan is a proven leader and growth driver,” said Intuit Chairman and CEO Brad Smith. “He has been instrumental to the transformation of our company and was a key architect of our One Intuit Ecosystem strategy. Sasan is both ready and primed to lead Intuit into the future. I look forward to working with him in his new role.”
Goodarzi credited Smith with helping prepare him and the company for this transition.
“I’m honored and humbled by the opportunity, and I’m thrilled to lead Intuit into the next chapter in its history,” Goodarzi said. “Brad has set a high standard for world-class leadership. And he’s role modeled that during his time at Intuit. He’s consistently delivered outstanding performance as CEO while transforming the company and building an enduring foundation for long-term growth.”
Goodarzi was appointed to his Small Business and Self-Employed role in May 2016. Previously, he was executive vice president and general manager of Intuit’s Consumer Tax Group and, before that, served as Intuit’s chief information officer, as the general manager of Intuit’s ProTax organization and as the general manager of Intuit’s Financial Services Division.
Before joining Intuit in 2004, Goodarzi served as the global president of the products group for Invensys and held a variety of senior management roles in the automation control division at Honeywell. He also co-founded and served as the chief executive officer of technology startup Lazer Cables Inc. Goodarzi earned his master’s degree in business administration from the Kellogg School of Management at Northwestern University and earned his bachelor’s degree in electrical engineering at the University of Central Florida.
Alex Chriss currently senior vice president and chief product and platform officer for Intuit’s Small Business and Self-Employed Group, will succeed Goodarzi as general manager of the business unit. Chriss is a successful entrepreneur with a proven track record innovating both inside and outside the company. Since joining Intuit in 2004, he’s helped expand Intuit’s small business market opportunity around the world by launching and leading Intuit’s self-employed business, Intuit’s platform-as-a-service strategy and the QuickBooks App Store. Chriss has also led Intuit’s QuickBooks Capital business.

Chief Technology Officer Tayloe Stansbury to step down in January
Intuit also announced that Chief Technology Officer Tayloe Stansbury will step down from his role as CTO on Jan. 1, 2019. During his 9-year run at the company, he spearheaded Intuit’s successful transition from the desktop to the web and from the web to mobile and most recently to the public cloud. Stansbury started the company on its path toward an integrated ecosystem of products and led a giant leap forward in Intuit’s artificial intelligence capability.
“Tayloe Stansbury has been a game-changer for Intuit. He has been instrumental in our company’s technology transformation,” said Smith. “He’s built a world-class technology organization and recruited and developed a deep bench of technology leaders.”
Marianna Tessel, currently senior vice president and chief product development officer for Intuit’s Small Business and Self-Employed Group, will succeed Stansbury as Intuit’s chief technology officer on Jan. 1. A former engineer and a captain in the Israeli Army, Tessel has proven leadership experience at both large companies as well as startups. She held senior engineering leadership roles at General Magic, Ariba, VMware and Docker. While at VMware and Docker she had a chance to be at the forefront of significant technology transformations, including virtualization, cloud, containerization and DevOps.
“Marianna Tessel is a standout technologist and an exceptional business leader. I could not be more confident in her stewardship of this important capability and function for the company.”

About Intuit
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